Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces Fourth Quarter and Full Year 2023 Results

LANSING, Mich. — February 21, 2024 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter Highlights

▪Net income (loss) attributable to Jackson Financial Inc. common shareholders of $(1.6) billion, or $(19.64) per diluted share in the fourth quarter of 2023, compared to $(1.2) billion, or $(13.74) per diluted share in the fourth quarter of 2022
▪Adjusted operating earnings1 of $204 million, or $2.53 per diluted share in the fourth quarter of 2023, compared to $294 million, or $3.39 per diluted share in the fourth quarter of 2022. The current quarter’s adjusted operating earnings per diluted share included the $(0.79) unfavorable impact of the annual actuarial assumptions update, and $(0.37) from returns on private equity and other limited partnership assets below our 10% annualized return assumption.
▪Returned $117 million to common shareholders in the fourth quarter of 2023 through $67 million of share repurchases and $50 million in dividends
▪Fourth quarter 2023 registered index-linked annuity (RILA) sales of $1.0 billion, up from $560 million in the fourth quarter of 2022
▪Total annuity account value of $235 billion as of the fourth quarter of 2023, up 12% from the fourth quarter of 2022, driven largely by higher equity markets over the 12-month period

Full Year 2023 Highlights

▪Net income attributable to Jackson Financial Inc. common shareholders of $899 million, or $10.76 per diluted share in 2023, compared to $6.2 billion, or $69.75 per diluted share in 2022
▪Adjusted operating earnings of $1.1 billion, or $12.84 per diluted share in 2023, compared to $1.5 billion, or $16.39 per diluted share in 2022
▪Achieved full year 2023 capital return target to common shareholders with $464 million in dividends and share repurchases
▪Full year 2023 RILA sales of $2.9 billion, up from $1.8 billion in 2022
▪Robust capital position at the operating company level, with an estimated risk-based capital (RBC) ratio at Jackson National Life Insurance Company (JNLIC) of 624% as of year-end 2023
▪Cash and highly liquid securities at the holding company of approximately $600 million as of year-end 2023, which was above Jackson’s targeted minimum liquidity buffer

2024 Announcements

▪In January, established and funded Brooke Life Reinsurance Company (Brooke Re), our wholly owned Michigan based captive reinsurer
▪Increased first quarter 2024 common dividend by nearly 13% to $0.70 per share
▪Established a 2024 capital return to common shareholders target of $550-650 million
1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

Laura Prieskorn, President and Chief Executive Officer of Jackson, stated, “2023 was a fantastic year of execution for Jackson, with our financial performance highlighting the strong fundamentals of our business. Our recently enhanced RILA suite produced record sales of more than $1 billion in the fourth quarter as we continue to focus on expanding our distribution in this rapidly growing segment of the annuity market. We are proud to have achieved our financial targets for the third year in a row by returning $464 million to common shareholders in 2023, ending the year with an estimated RBC ratio well above the top end of our range, along with strong levels of excess cash at the holding company. I am also very pleased that we have executed on a long-term solution to the cash surrender value challenge by establishing and funding a new Michigan based captive reinsurer, Brooke Re, in January. We believe this innovative strategic transaction will allow us to optimize our hedging, stabilize capital generation, and produce more predictable financial results going forward. This positive development, along with our healthy and profitable book of business, gives us confidence in our $550-650 million capital return target for 2024 and positions us well to deliver on our ongoing purpose of helping Americans build financial freedom for life.”

Consolidated Fourth Quarter and Full Year 2023 Results

Fourth Quarter 2023

The Company reported net income/(loss) attributable to Jackson Financial Inc. common shareholders of $(1.6) billion, or $(19.64) per diluted share for the three months ended December 31, 2023, compared to $(1.2) billion, or $(13.74) per diluted share for the three months ended December 31, 2022. The current period benefited from a smaller net hedging loss compared to the prior year’s fourth quarter, which was mainly due to improved freestanding derivative movements that reflect hedge positioning in advance of the January 2024 closing the Brooke Re captive reinsurance transaction. These were partially offset by less favorable market risk benefits movements due primarily to larger comparative declines in interest rates in the current quarter. The lower current quarter net income also reflects an $841 million loss from business reinsured to third parties, while the prior year’s fourth quarter included a loss of $157 million. The results of this reinsured business do not impact our statutory capital or free cash flow and can be volatile quarter to quarter. This reinsured business also has a minimal net impact on shareholders’ equity because of the offset from related changes in Accumulated Other Comprehensive Income (AOCI). We believe the non-GAAP measure of adjusted operating earnings better represent the underlying performance of our business as the figure excludes, among other things, changes in fair value of derivative instruments and market risk benefits tied to market volatility.

Adjusted operating earnings for the three months ended December 31, 2023, were $204 million, or $2.53 per diluted share, compared to $294 million or $3.39 per diluted share for the three months ended December 31, 2022. The current quarter adjusted operating earnings benefited from higher fee income resulting from higher average variable annuity assets under management (AUM), a lower effective tax rate, and improved spread income as higher net investment income was only partially offset by the impact of resetting minimum interest crediting rates on variable annuity fixed rate options in 2023. These were more than offset by the comparatively unfavorable impact of our annual actuarial assumptions update, higher market related costs and other expenses.

Full Year 2023

The company reported net income attributable to Jackson Financial Inc. common shareholders for the full year 2023 of $899 million, or $10.76 per diluted share, compared to $6.2 billion, or $69.75 per diluted share for the full year 2022. The current year’s net hedging gain was lower than the prior year, which was mainly due to higher freestanding derivative losses reflecting comparatively stronger equity market returns in the current year. The current year’s net income also reflects a $627 million loss from business reinsured to third parties, while the prior year included a gain of $3.4 billion.

Full-year 2023 adjusted operating earnings were $1.1 billion, or $12.84 per diluted share, compared to $1.5 billion or $16.39 per diluted share for the full year of 2022. The current year adjusted operating earnings benefited from a lower effective tax rate and improved mortality relative to the prior year. This was more than offset by lower income on operating derivatives resulting from higher floating rates, higher market related operating and other expenses, and the comparatively unfavorable impact of our annual actuarial assumptions update.

Total common shareholders’ equity was $9.6 billion or $121.29 per diluted share as of December 31, 2023, compared to $8.6 billion or $100.56 per diluted share as of year-end 2022. Adjusted book value attributed to common shareholders2 was $10.8 billion or $136.34 per diluted share as of December 31, 2023, compared to $9.9 billion or $115.36 per diluted share as of year-end 2022. The increase was primarily the result of adjusted operating earnings of $1.1 billion during 2023.

Segment Results – Pretax Adjusted Operating Earnings2

	Three Months Ended		Twelve Months Ended
(in millions)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Retail Annuities	$326	$327	$1,364	$1,507
Institutional Products	22	17	69	79
Closed Life and Annuity Blocks	(88)	38	(95)	117
Corporate and Other	(57)	(62)	(173)	(60)
Total[3]	$203	$320	$1,165	$1,643

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $326 million in the fourth quarter of 2023, essentially flat compared to the fourth quarter of 2022. The current quarter benefited from higher fee income resulting from higher average variable annuity AUM, and improved spread income as higher net investment income was only partially offset by the impact of resetting minimum interest crediting rates on variable annuity fixed rate options in 2023. These items were offset by higher market related operating and other expenses, unfavorable mortality, and lower income from operating derivatives compared to the prior year’s fourth quarter resulting from higher floating rates.

Full year 2023 pretax adjusted operating earnings for the segment were $1.4 billion, compared to $1.5 billion in full year 2022. The current year benefited from higher spread income and improved mortality. These benefits were more than offset by lower fee income resulting from lower average variable annuity AUM over the twelve month period, lower income on operating derivatives resulting from higher floating rates, and higher interest expenses resulting from increased portfolio leverage during the year.

Total annuity sales of $3.3 billion in the fourth quarter of 2023 were up 1% from the fourth quarter of 2022. Traditional variable annuity sales in the current quarter were down 14% compared to the fourth quarter of 2022, primarily due to consumer preferences for asset protection. Lower VA sales in the current quarter were more than offset by $1.0 billion in RILA product sales, which were up 80% from the fourth quarter of 2022, reflecting strong demand for our recently enhanced RILA product suite. Fixed and fixed indexed annuity sales in the current quarter totaled $79 million, compared to $134 million in the fourth quarter of 2022.

For the full year 2023, annuity sales of $12.8 billion were down 18% from the full year 2022, reflecting lower sales of variable annuities, partially offset by higher sales of RILA, fixed and fixed indexed annuities.

Institutional Products
2 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 See reconciliation of Net Income to Total Pretax Adjusted Operating Earnings in the Appendix to this release.

Institutional Products reported pretax adjusted operating earnings of $22 million in the fourth quarter of 2023, compared to $17 million in the fourth quarter of 2022. The current quarter benefited from lower interest expense and higher spread income, partially offset by lower income on operating derivatives resulting from changes in currency exchange rates. Net outflows were $(452) million in the current quarter, and total account value of $8.4 billion was down from $9.0 billion in the fourth quarter of 2022.

For the full year 2023, pretax adjusted operating earnings were $69 million compared to $79 million in full year 2022. The current year benefited from higher spread income, which was more than offset by lower income on operating derivatives resulting from changes in currency exchange rates and higher interest expense. Net outflows totaled $(985) million in the full year 2023.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported a pretax adjusted operating loss of $(88) million in the fourth quarter of 2023 compared to income of $38 million in the fourth quarter of 2022. The current quarter benefited from lower expenses, which was more than offset by the comparatively unfavorable impact of our annual actuarial assumptions update and lower spread income.

For the full year 2023, the segment reported a pretax adjusted operating loss of $(95) million, compared to earnings of $117 million in full year 2022. The current year benefited from improved mortality, which was more than offset by the comparatively unfavorable impact of our annual actuarial assumptions update, and lower spread income. Net flows totaled $(68) million in the fourth quarter of 2023 and $(273) million in the full year 2023.

Corporate and Other

Corporate and Other reported a pretax adjusted operating loss of $(57) million in the fourth quarter of 2023 compared to a loss of $(62) million in the fourth quarter of 2022. The improvement was primarily due to higher investment income, partially offset by higher market related operating costs and other expenses.

For the full year 2023, the pretax adjusted operating loss was $(173) million, compared to a $(60) million loss reported in full year 2022, primarily due to higher market related operating costs and other expenses and lower income on operating derivatives related to higher floating rates.

Capitalization and Liquidity

(Unaudited, in billions)	December 31, 2023	September 30, 2023	December 31, 2022
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$5.2	$4.5	$7.0
JNLIC’s estimated RBC ratio as of the fourth quarter of 2023 was 624%, up from the third quarter of 2023.

Statutory TAC at JNLIC was $5.2 billion as of the current quarter, up from $4.5 billion as of the third quarter of 2023. TAC increased primarily due to positive net VA guarantee results, base contract cash flows, and related tax benefits including deferred tax asset admissibility limits. JNLIC’s company action level (CAL) required capital was down primarily as a result of positive equity market movements in the quarter.

Effective January 1, 2024, we established and funded Brooke Re, our wholly-owned Michigan based captive reinsurer. As part of this transaction, JNLIC’s TAC was reduced by $861 million including reductions to deferred tax asset admissibility. Additionally, as of January 1, 2024 we entered into a coinsurance agreement between JNLIC and Brooke Re, transferring certain liabilities from JNLIC to Brooke Re. As a result, $36 million of CAL was released at JNLIC. Net of these items, the pro forma estimated RBC ratio at JNLIC as of January 1, 2024 was 543%.

Cash and highly liquid securities at the holding company totaled approximately $600 million as of December 31, 2023, which was above our targeted minimum liquidity buffer of 2x annual holding company expenses. This figure decreased during the fourth quarter of 2023 as a result of the previously disclosed repayment of $600 million of senior notes upon maturity in November 2023.

Earnings Conference Call

Jackson will host a conference call Thursday, February 22, 2024, at 10 a.m. ET to review the fourth quarter and full year results and discuss the company’s 2024 outlook. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the webcast, click here.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this release not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied. Factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 1, 2023, (the "2022 Annual Report"), as Part II, Item 7 was recast to reflect the adoption of the Long Duration Targeted Improvements accounting principle in our Current Report on Form 8-K filed May 10, 2023, and elsewhere in the Company’s reports filed with the U.S. Securities and Exchange Commission. Except as required by law, Jackson Financial Inc. does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-GAAP financial measures provide useful information to investors in measuring the financial performance and condition of its business, investors are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Financial Measures” Appendix of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Michigan Department of Insurance and Financial Services and available in the investor relations section of the Company’s website at investors.jackson.com/financials/statutory-filings.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Through our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences, we strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the Fourth Quarter and Full Year 2023 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2022, for the financial services industry (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with U.S. GAAP, we use and report selected non-GAAP financial measures. Management believes the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the fourth quarter ended December 31, 2023, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc. common shareholders, the most comparable GAAP measure.

GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended		Twelve Months Ended
(in millions, except share and per share data)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$(1,570)	$(1,150)	$899	$6,186
Add: dividends on preferred stock	11	—	35	—
Add: income tax expense (benefit)	(395)	(385)	4	1,505
Pretax income (loss) attributable to Jackson Financial Inc.	(1,954)	(1,535)	938	7,691
Non-operating adjustments – (income) loss:
Guaranteed benefits and hedging results:
Fees attributed to guaranteed benefit reserves	(780)	(777)	(3,125)	(3,077)
Net movement in freestanding derivatives	(43)	3,862	4,651	2,744
Market risk benefits (gains) losses, net	1,223	(1,900)	(3,897)	(3,536)
Net reserve and embedded derivative movements	449	175	787	222
Amortization of DAC associated with non-operating items at date of transition to LDTI*	141	157	591	658
Total guaranteed benefits and hedging results	990	1,517	(993)	(2,989)
Net realized investment (gains) losses	319	228	554	359
Net realized investment (gains) losses on funds withheld assets	1,153	474	1,801	(2,186)
Net investment income on funds withheld assets	(312)	(317)	(1,174)	(1,254)
Other items	7	(47)	39	22
Total non-operating adjustments	2,157	1,855	227	(6,048)
Pretax adjusted operating earnings	203	320	1,165	1,643
Less: operating income tax expense (benefit)	(12)	26	57	189
Adjusted operating earnings before dividends on preferred stock	215	294	1,108	1,454
Less: dividends on preferred stock	11	—	35	—
Adjusted operating earnings	$204	$294	$1,073	$1,454

Weighted Average diluted shares outstanding	80,716,770	86,807,053	83,577,226	88,690,700
Net income (loss) per diluted share	$(19.64)	$(13.74)	$10.76	$69.75
Adjusted Operating Earnings per diluted share	$2.53	$3.39	$12.84	$16.39
*LDTI - Adoption of FASB issued ASU 2018-12 “Targeted Improvements to the Accounting for Long Duration Contracts”.

Adjusted Book Value Attributable to Common Shareholders

Adjusted Book Value Attributable to Common Shareholders excludes Preferred Stock and Accumulated Other Comprehensive Income (Loss) ("AOCI") attributable to Jackson Financial Inc ("JFI"), which does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to JFI from Adjusted Book Value Attributable to Common Shareholders because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to JFI is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of Jackson Financial Inc.

(in millions)	December 31, 2023	December 31, 2022
Total shareholders’ equity	$10,170	$8,646
Less: Preferred equity	533	—
Total common shareholders’ equity	9,637	8,646
Adjustments to total common shareholders’ equity:
Exclude Accumulated Other Comprehensive (Income) Loss attributable to Jackson Financial Inc.	1,196	1,272
Adjusted Book Value Attributable to Common Shareholders	$10,833	$9,918

Consolidated Balance Sheets

	December 31,	December 31,
	2023	2022
(in millions, except share and per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $21 and $23 at December 31, 2023 and 2022, respectively (amortized cost: 2023 $44,844; 2022 $48,798)	$40,422	$42,489
Debt Securities, at fair value under fair value option	2,153	2,173
Debt Securities, trading, at fair value	68	100
Equity securities, at fair value	394	393
Mortgage loans, net of allowance for credit losses of $165 and $95 at December 31, 2023 and 2022, respectively	10,082	10,967
Mortgage loans, at fair value under fair value option	481	582
Policy loans (including $3,457 and $3,419 at fair value under the fair value option at December 31, 2023 and 2022, respectively)	4,399	4,377
Freestanding derivative instruments	390	1,270
Other invested assets	2,466	3,595
Total investments	60,855	65,946
Cash and cash equivalents	2,688	4,298
Accrued investment income	512	514
Deferred acquisition costs	12,302	12,923
Reinsurance recoverable, net of allowance for credit losses of $29 and $15 at December 31, 2023 and 2022, respectively	25,422	29,046
Reinsurance recoverable on market risk benefits, at fair value	149	221
Market risk benefit assets, at fair value	6,737	4,865
Deferred income taxes, net	640	320
Other assets	1,294	944
Separate account assets	219,656	195,906
Total assets	$330,255	$314,983

Consolidated Balance Sheets

	December 31,	December 31,
	2023	2022
(in millions, except share and per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$11,898	$12,318
Other contract holder funds	55,319	58,190
Market risk benefit liabilities, at fair value	4,785	5,662
Funds withheld payable under reinsurance treaties (including $3,626 and $3,582 at fair value under the fair value option at December 31, 2023 and 2022, respectively)	19,952	22,957
Long-term debt	2,037	2,635
Repurchase agreements and securities lending payable	19	1,048
Collateral payable for derivative instruments	780	689
Freestanding derivative instruments	1,210	2,065
Notes issued by consolidated variable interest entities, at fair value under fair value option	1,988	1,732
Other liabilities	2,277	2,403
Separate account liabilities	219,656	195,906
Total liabilities	319,921	305,605

Equity
Series A non-cumulative preferred stock and additional paid in capital, $1.00 par value per share: 24,000 shares authorized; shares issued: 2023 - 22,000; liquidation preference $25,000 per share	533	—
Common stock; 1,000,000,000 shares authorized, $0.01 par value per share and 78,660,221 and 82,690,098 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	1	1
Additional paid-in capital	6,005	6,063
Treasury stock, at cost; 15,820,785 and 11,784,813 shares at December 31, 2023 and 2022, respectively	(599)	(443)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(178) in 2023 and $(66) in 2022	(2,808)	(3,378)
Retained earnings	7,038	6,403
Total shareholders' equity	10,170	8,646
Noncontrolling interests	164	732
Total equity	10,334	9,378
Total liabilities and equity	330,255	314,983

Consolidated Income Statements

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2023	2022	2023	2022
Revenues
Fee income	$1,929	$1,868	$7,680	$7,722
Premiums	38	27	147	132
Net investment income:
Net investment income excluding funds withheld assets	442	422	1,756	1,507
Net investment income on funds withheld assets	312	317	1,174	1,254
Total net investment income	754	739	2,930	2,761
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(691)	(4,199)	(5,864)	(3,023)
Net gains (losses) on funds withheld reinsurance treaties	(1,153)	(474)	(1,801)	2,186
Total net gains (losses) on derivatives and investments	(1,844)	(4,673)	(7,665)	(837)
Other income	15	25	67	85
Total revenues	892	(2,014)	3,159	9,863

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	264	251	965	1,062
(Gain) loss from updating future policy benefits cash flow assumptions, net	79	(26)	102	(34)
Market risk benefits (gains) losses, net	1,223	(1,900)	(3,897)	(3,536)
Interest credited on other contract holder funds, net of deferrals and amortization	281	236	1,145	866
Interest expense	35	40	185	113
Operating costs and other expenses, net of deferrals	687	631	2,549	2,432
Amortization of deferred acquisition costs	278	297	1,152	1,226
Total benefits and expenses	2,847	(471)	2,201	2,129
Pretax income (loss)	(1,955)	(1,543)	958	7,734
Income tax expense (benefit)	(395)	(385)	4	1,505
Net income (loss)	(1,560)	(1,158)	954	6,229
Less: Net income (loss) attributable to noncontrolling interests	(1)	(8)	20	43
Net income (loss) attributable to Jackson Financial Inc.	(1,559)	(1,150)	934	6,186
Less: Dividends on preferred stock	11	—	35	—
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$(1,570)	$(1,150)	$899	$6,186

Earnings per share
Basic	$(19.64)	$(13.74)	$10.99	$72.34
Diluted (1)	$(19.64)	$(13.74)	$10.76	$69.75
(1) In a quarter in which we reported a net loss attributable to Jackson Financial Inc., all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. The shares excluded from the diluted EPS calculation were 793,662 and 3,112,052 shares for the three months ended December 31, 2023 and December 31, 2022, respectively.